Exhibit 99.2

              Greatbatch Provides Preliminary Financial
                          Estimates for 2008


    CLARENCE, N.Y.--(BUSINESS WIRE)--November 28, 2007--Greatbatch, Inc. (NYSE: GB) recently presented at Investor Conferences in New York City where Thomas J. Hook, President and Chief Executive Officer, described the Company's expanded strategic direction, which is based on growth through Innovation, Investment and Acquisition. These presentations can be accessed on the Company's website at www.greatbatch.com. The key takeaways from the Conferences are described below:

    Over the past 3 years, Greatbatch has delivered strong revenue and profitability growth. Initiatives focused on key customer opportunities, and operational consolidations of multiple locations into new manufacturing facilities, have delivered growth above the rates of the underlying markets. Both medical & commercial business segments have significant opportunities for further improvement but CRM industry concentration remains a risk given the market dynamics. Greatbatch's strategic plan encompasses the continued growth in the CRM market, but also enhances these plans with aggressive investment & acquisition initiatives to diversify the company in implantable medical markets and specialty commercial power applications. Technology will remain the key focal point for each of the market opportunities. The acquisitions of Biomec, Enpath, Quan Emerteq & Precimed in medical and IntelliSensing & EAC in commercial have positioned Greatbatch more broadly within the strategic markets served. The execution of these strategic initiatives has established Greatbatch as a leader in four market verticals; CRM, Neurostimulation, Vascular, Orthopedics and Specialty Commercial Power. Innovation and investment initiatives have also contributed critical technologies to Greatbatch's product portfolio. Following this acquisition period, Greatbatch has sound financials, including continued revenue & profitability growth, strong cash flow generation and a conservative capitalization structure. 2008 will commence a period of concentrated integration activities for the various acquisitions & investments and will dovetail nicely into the current Greatbatch initiatives and leadership team. Several recognized industry leaders have joined the Greatbatch executive team following the acquisitions. The new leaders will provide Greatbatch the experience and balance to successfully grow and integrate multiple businesses. The combined Greatbatch management team is highly motivated to deliver revenue & profit growth and is enthusiastic about the future opportunities.

    Based on the anticipated completion of the announced acquisitions, the Company provided preliminary 2008 financial estimates, as follows:

    2008 Preliminary Financial Estimates

    --  Sales $500 - $550 Million

    --  Adjusted Operating Income Margin 11% - 13%

    --  Adjusted EBITDA Margin 21% - 23%

    -- Targeting Improvements in Operating Margin of 200 Basis Points Per Year for the Next Three Years

    Note: Adjusted Operating and EBITDA exclude the impact of the acquisition related charges, such as in-process research development and integration costs. This financial information is a preliminary estimate based upon the closing of the recently announced Precimed acquisition in early 2008. These estimates shown are subject to change based upon the results of purchase price accounting, which will not be finalized until 2008. Additionally, these estimates exclude integration costs and anticipated synergies, which will not be fully determined until the first quarter of 2008.

    Forward-Looking Statements

    Some of the statements in this press release and other written and oral statements made from time to time by the Company and its representatives are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and involve a number of risks and uncertainties. These statements can be identified by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are based on the Company's current expectations. The Company's actual results could differ materially from those stated or implied in such forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements include, among others, the following matters affecting the
Company: dependence upon a limited number of customers; customer ordering patterns; product obsolescence; inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement our cost reduction and plant consolidation initiatives; reliance on third party suppliers for raw materials, products and subcomponents; fluctuating operating results; inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; inability to successfully consummate and integrate acquisitions; unsuccessful expansion into new markets; competition; inability to obtain licenses to key technology; regulatory changes or consolidation in the healthcare industry; and other risks and uncertainties described in the Company's Annual Report on Form 10-K and in other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in medical devices for the cardiac rhythm management, neurostimulation, vascular and interventional radiology markets. Additionally, Electrochem Commercial Power, a subsidiary of Greatbatch, is a world leader in the design and manufacture of electrochemical cells, battery packs and wireless sensors for demanding applications such as oil and gas exploration, pipeline inspection, military, asset tracking, oceanography, external medical and seismic surveying. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             Treasurer and Director, Investor Relations tborowicz@greatbatch.com